Exhibit 21.1

TriMas Corporation Significant(1) Subsidiary List

Allfast Fastening Systems, LLC (California limited liability company)
Arminak & Associates (Delaware limited liability company)
Arrow Engine Company (Delaware corporation)
Cequent Consumer Products, Inc. (Ohio corporation)
Cequent Performance Products, Inc. (Delaware corporation)
Innovative Molding, Inc. (California corporation)
Lamons Gasket Company (Delaware corporation)
Monogram Aerospace Fasteners, Inc. (Delaware corporation)
Norris Cylinder Company (Delaware corporation)
Rieke Corporation (Indiana corporation)
TriMas Holdings Australia Pty. Ltd. (Australia)

Certain companies may also use trade names or other assumed names in the conduct of their business.

(1) As defined in Rule 1-02(w) of Regulation S-X, and other more significant operating companies as determined by management